Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Keryx Biopharmaceuticals, Inc.:

We hereby consent to the incorporation by reference in the following registration statements of our reports dated March 13, 2014, with respect to the consolidated balance sheets of Keryx Biopharmaceuticals, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of Keryx Biopharmaceuticals, Inc. internal control over financial reporting, which appear in this annual report on Form 10-K of the Company for the year ended December 31, 2013:

•	Form S-8 dated February 5, 2001 (File No. 333-55006)

•	Form S-8 dated September 29, 2004 (File No. 333-119377)

•	Form S-8 dated April 6, 2006, as amended (File No. 333-133052)

•	Form S-8 dated July 31, 2007 (File No. 333-145003)

•	Form S-8 dated March 25, 2010 (File No. 333-165710)

•	Form S-8 dated August 2, 2013 (File No. 333-190358)

•	Form S-3 dated January 3, 2011 (File No. 333-171517)

•	Form S-3MEF dated January 30, 2013 (File No. 333-186332)

•	Form S-3 dated August 2, 2013 (File No. 333-190353)

/s/ UHY LLP

New York, New York

March 13, 2014